Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports Fiscal 2022 Third Quarter Results

Reports Sales of $2.07 billion, up 0.2 Percent

Reports Consolidated Operating Income of $107.3 million and Adjusted1 Operating Income of $114.0 million

Reports Diluted Earnings per Share of $0.90 and Adjusted1 Earnings per Share of $1.00

Declares Quarterly Cash Dividend of $0.37 Per Share

OSHKOSH, Wis. (October 27, 2022) – Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported fiscal 2022 third quarter net income of $59.3 million, or $0.90 per diluted share, compared to $89.7 million, or $1.30 per diluted share, for the three months ended September 30, 2021. Adjusted1 net income was $66.0 million, or $1.00 per diluted share, for the third quarter of fiscal 2022 and $72.6 million, or $1.05 per diluted share, for the three months ended September 30, 2021. Comparisons in this news release are to the three months ended September 30, 2021, unless otherwise noted.

Adjusted1 net income for the third quarter of fiscal 2022 excludes charges of $4.6 million for the release of cumulative translation adjustment losses upon the liquidation of foreign entities in the Access Equipment segment and a $2.1 million impairment of an intangible asset in the Commercial segment. Adjusted1 net income for the three months ended September 30, 2021 excludes an $11.7 million tax benefit associated with the release of a valuation allowance on deferred tax assets in Europe and a $5.4 million tax benefit associated with the carryback of a U.S. net operating loss to prior years with higher federal statutory rates.

“We are pleased with the strong sequential quarterly earnings growth Oshkosh team members delivered, which demonstrates that our pricing actions to combat inflation are working,” stated John C. Pfeifer, Oshkosh Corporation president and chief executive officer. “Supply chain disruptions remain our most significant challenge and continue to limit our production rates and contribute to manufacturing inefficiencies. Supply chain factors were the primary driver which led to a revenue shortfall of approximately $130 million compared to our expectations for the quarter. Despite the revenue shortfall, our adjusted operating income of $114 million, led by strong price realization, was in line with our expectations.

“In particular, our Access Equipment team delivered 23 percent year-over-year revenue growth and a more than 700 basis point operating margin improvement, culminating in a 10.9 percent operating income margin, or an 11.3 percent adjusted operating margin, for the quarter. We continue to improve supply chain resiliency through a combination of

Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

dual and alternate sourcing actions as well as technical redesign of some components, which we expect will help us strengthen our performance.

“During the quarter, we submitted our proposal for the follow-on JLTV contract. As the winner of the original JLTV program, we are confident in the many strengths of our proposal for this important opportunity. We believe our manufacturing capabilities and technological innovations, such as eJLTV, position us well for the program, which we believe could be worth nearly $10 billion in revenue when fully executed. The expected award date is early 2023.

“Given strong ongoing customer demand, solid price realization and our efforts to manage supply chain dynamics, we continue to expect full year fiscal 2022 adjusted earnings per share to be in the range of $3.50. We believe we are well-positioned as we continue to invest in our business and in our people,” added Pfeifer.

Consolidated sales in the third quarter of fiscal 2022 increased 0.2 percent to $2.07 billion as improved pricing was largely offset by lower sales volume resulting primarily from supply chain related production delays. Sales in the third quarter of fiscal 2022 were also unfavorably impacted by $18.3 million from changes in foreign currency exchange rates.

Consolidated operating income in the third quarter of fiscal 2022 increased 3.0 percent to $107.3 million, or 5.2 percent of sales, compared to $104.2 million, or 5.1 percent of sales, for the three months ended September 30, 2021. The increase was primarily due to improved pricing, offset in part by higher material & logistics costs, lower sales volume and unfavorable cumulative catch-up adjustments in the Defense segment.

Consolidated operating results for the third quarter of fiscal 2022 included charges of $4.6 million for the release of cumulative translation adjustment losses and the $2.1 million impairment of an intangible asset. Excluding these items, adjusted1 operating income in the third quarter of fiscal 2022 was $114.0 million, or 5.5 percent of sales.

Factors affecting third quarter results for the Company’s business segments included:

Access Equipment - Access Equipment segment sales for the third quarter of fiscal 2022 increased 22.7 percent to $1.04 billion as a result of higher pricing in response to higher input costs and improved sales volume in North America. Access Equipment segment sales in the third quarter of fiscal 2022 were unfavorably impacted by $17.4 million from changes in foreign currency exchange rates.

Access Equipment segment operating income in the third quarter of fiscal 2022 increased 268.7 percent to $113.2 million, or 10.9 percent of sales, compared to $30.7 million, or 3.6 percent of sales, for the three months ended September 30, 2021. The increase was primarily due to higher pricing, higher sales volume and lower product liability costs, offset in part by higher material & logistics costs.

Access Equipment segment results for the third quarter of fiscal 2022 included the charges of $4.6 million for the release of cumulative translation adjustment losses. Excluding these charges, adjusted1 operating income in the third quarter of fiscal 2022 was $117.8 million, or 11.3 percent of sales.

Defense - Defense segment sales for the third quarter of fiscal 2022 decreased 20.2 percent to $518.7 million due to lower Joint Light Tactical Vehicle program volume driven by supply chain disruptions and lower customer demand.

Defense segment operating income in the third quarter of fiscal 2022 decreased 95.4 percent to $2.3 million, or 0.4 percent of sales, compared to $49.7 million, or 7.6 percent of sales, for the three months ended September 30, 2021. The decrease was due to lower sales volume, unfavorable cumulative catch-up adjustments of $15.4 million on program margins and adverse product mix.

Fire & Emergency - Fire & Emergency segment sales for the third quarter of fiscal 2022 decreased 26.8 percent to $247.2 million due to lower fire truck deliveries as parts shortages and manufacturing challenges limited the segment’s ability to complete units, and lower demand for Aircraft Rescue and Firefighting Vehicles.

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Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

Fire & Emergency segment operating income in the third quarter of fiscal 2022 decreased 59.3 percent to $19.2 million, or 7.8 percent of sales, compared to $47.2 million, or 14.0 percent of sales, for the three months ended September 30, 2021. The decrease was due to lower sales volume and higher material & logistics costs, offset in part by lower fringe costs due to changes in a benefit program and lower incentive compensation costs.

Commercial - Commercial segment sales for the third quarter of fiscal 2022 increased 13.1 percent to $264.5 million due to higher pricing in response to higher input costs.

Commercial segment operating income in the third quarter of fiscal 2022 decreased 12.1 percent to $9.4 million, or 3.6 percent of sales, compared to $10.7 million, or 4.6 percent of sales, for the three months ended September 30, 2021. The decrease in operating income was largely due to higher material & logistics costs, production inefficiencies associated with supply chain shortages, higher new product development spending and increased warranty costs, offset in part by improved pricing and favorable product mix.

Corporate - Corporate costs in the third quarter of fiscal 2022 increased $2.7 million to $36.8 million primarily due to higher share-based compensation costs.

Interest Expense Net of Interest Income - Interest expense net of interest income in the third quarter of fiscal 2022 increased $0.5 million to $10.9 million.

Miscellaneous, net - Miscellaneous expense for the third quarter of fiscal 2022 primarily related to foreign currency transaction losses of $5.8 million.

Provision for Income Taxes - The Company recorded income tax expense in the third quarter of fiscal 2022 of $29.9 million, or 33.4 percent of pre-tax income. The Company recorded an income tax expense of $0.7 million for the three months ended September 30, 2021. Income tax expense for the three months ended September 30, 2021 included the $11.7 million benefit from the release of a valuation allowance and the $5.4 million tax benefit associated with the carryback of a U.S. net operating loss to previous tax years. Excluding these items, adjusted1 income tax expense for the three months ended September 30, 2021 was $17.8 million, or 19.8 percent of pre-tax income.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2022 of $6.08 billion and net income of $84.1 million, or $1.27 per diluted share. This compares with net sales of $6.16 billion and net income of $403.2 million, or $5.82 per diluted share, for the nine months ended September 30, 2021. The decline in net income for the first nine months of fiscal 2022 compared to the nine months ended September 30, 2021 was the result of higher material & logistics costs, lower sales volume, the absence of a carryback of a U.S. net operating loss to previous tax years, manufacturing inefficiencies associated with supply chain challenges, higher new product development spending and a charge of $18.1 million associated with foreign anti-hybrid tax legislation as a result of comments made by taxing authorities of the applicable jurisdiction, offset in part by improved pricing and lower incentive compensation costs.

Results for the first nine months of fiscal 2022 included the charge of $18.1 million associated with foreign anti-hybrid tax legislation, the charge of $4.6 million for the release of cumulative translation adjustment losses and the $2.1 million impairment of an intangible asset. Results for the nine months ended September 30, 2021 included a $75.3 million tax benefit associated with the carryback of a U.S. net operating loss to prior years and the $11.7 million tax benefit associated with the release of a valuation allowance on deferred tax assets in Europe, offset in part by after-tax charges of $3.9 million associated with restructuring actions in the Access Equipment segment and $0.2 million associated with business acquisition costs in the Defense segment. Excluding these items, adjusted1 net income was

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Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

$108.9 million, or $1.64 per diluted share, for the first nine months of fiscal 2022 and $320.3 million, or $4.62 per diluted share, for the nine months ended September 30, 2021.

Fiscal 2022 Expectations

Despite challenging supply chain conditions and ongoing inflationary pressures, the Company is largely maintaining its revenue and earnings per share expectations. The Company is reaffirming its expectation of revenue to be in the range of $8.3 billion.

As a result of the cumulative translation adjustment losses and impairment of an intangible asset recorded in the third quarter of fiscal 2022, the Company is lowering its estimate for earnings per share for fiscal 2022 on a GAAP basis from approximately $3.25 to approximately $3.15. The Company is reaffirming its expectation of adjusted1 earnings per share to be in the range of $3.50.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.37 per share of Common Stock. The dividend will be payable on November 28, 2022 to shareholders of record as of November 14, 2022.

Conference Call

The Company will host a conference call at 9:30 a.m. EDT this morning to discuss its fiscal 2022 third quarter results and its full-year fiscal 2022 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the extent of supply chain and logistics disruptions; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased raw material, labor and freight costs; the Company’s ability to attract and retain production labor in a timely manner; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; the impacts of budget constraints facing the U.S. Postal Service and continuously changing demands for postal services; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks

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Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, London™, Pratt Miller and Maxi-Metal. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$2,066.7	$2,063.0	$6,078.4	$6,160.8
Cost of sales	1,788.0	1,784.5	5,358.3	5,182.6
Gross income	278.7	278.5	720.1	978.2

Operating expenses:
Selling, general and administrative	166.3	171.5	503.4	521.1
Amortization of purchased intangibles	3.0	2.8	8.6	8.3
Intangible asset impairment charge	2.1	—	2.1	—
Total operating expenses	171.4	174.3	514.1	529.4
Operating income	107.3	104.2	206.0	448.8

Other income (expense):
Interest expense	(13.4)	(12.2)	(39.2)	(36.2)
Interest income	2.5	1.8	4.8	2.9
Miscellaneous, net	(6.8)	(4.1)	(20.8)	(0.6)
Income before income taxes and earnings (losses) of unconsolidated affiliates	89.6	89.7	150.8	414.9
Provision for income taxes	29.9	0.7	63.8	12.0
Income before earnings (losses) of unconsolidated affiliates	59.7	89.0	87.0	402.9
Equity in earnings (losses) of unconsolidated affiliates	(0.4)	0.7	(2.9)	0.3
Net income	$59.3	$89.7	$84.1	$403.2

Earnings per share:
Basic	$0.91	$1.31	$1.28	$5.88
Diluted	0.90	1.30	1.27	5.82

Basic weighted-average shares outstanding	65,375,424	68,397,838	65,790,599	68,563,929
Dilutive equity-based compensation awards	396,396	732,265	437,911	779,104
Diluted weighted-average shares outstanding	65,771,820	69,130,103	66,228,510	69,343,033

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Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$474.8	$995.7
Receivables, net	1,072.6	973.4
Unbilled receivables	530.6	440.8
Inventories, net	1,669.7	1,382.7
Income taxes receivable	270.1	250.3
Other current assets	99.1	71.7
Total current assets	4,116.9	4,114.6
Property, plant and equipment:
Property, plant and equipment	1,651.2	1,480.3
Accumulated depreciation	(950.3)	(887.1)
Property, plant and equipment, net	700.9	593.2
Goodwill	1,026.7	1,049.0
Purchased intangible assets, net	465.2	464.0
Deferred income taxes	99.7	111.5
Other long-term assets	555.0	389.5
Total assets	$6,964.4	$6,721.8

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$9.4	$-
Accounts payable	1,020.2	747.4
Customer advances	698.9	690.9
Payroll-related obligations	132.0	118.4
Income taxes payable	52.4	222.1
Other current liabilities	360.0	364.2
Total current liabilities	2,272.9	2,143.0
Long-term debt, less current maturities	594.8	819.0
Long-term customer advances	716.3	207.0
Other long-term liabilities	489.1	476.4
Commitments and contingencies
Shareholders’ equity	2,891.3	3,076.4
Total liabilities and shareholders’ equity	$6,964.4	$6,721.8

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Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net income	$84.1	$403.2
Depreciation and amortization	80.2	77.4
Stock-based incentive compensation	22.3	20.6
Deferred income taxes	19.9	88.4
Gain on sale of assets	(1.9)	(6.3)
Unrealized loss on investments	12.7	-
Foreign currency transaction (gains) losses	8.2	(3.6)
Intangible asset impairment charge	2.1	-
Other non-cash adjustments	3.0	0.4
Changes in operating assets and liabilities	(92.3)	273.4
Net cash provided by operating activities	138.3	853.5

Investing activities:
Additions to property, plant and equipment	(160.3)	(82.8)
Additions to equipment held for rental	(5.5)	(8.5)
Acquisition of business, net of cash acquired	(19.5)	(110.6)
Proceeds from sale of equipment held for rental	6.6	13.6
Acquisition of equity securities	(15.0)	(40.6)
Other investing activities	2.8	6.6
Net cash used in investing activities	(190.9)	(222.3)

Financing activities:
Proceeds from debt	10.4	-
Repayments of debt	(225.0)	-
Repurchases of Common Stock	(155.0)	(107.8)
Dividends paid	(73.1)	(67.9)
Proceeds from exercise of stock options	2.8	38.2
Other financing activities	(11.9)	(10.6)
Net cash used in financing activities	(451.8)	(148.1)

Effect of exchange rate changes on cash and cash equivalents	(16.5)	(5.9)
Increase (decrease) in cash and cash equivalents	(520.9)	477.2
Cash and cash equivalents at beginning of period	995.7	898.6
Cash and cash equivalents at end of period	$474.8	$1,375.8

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Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended September 30,
	2022			2021
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$517.1	$-	$517.1	$384.3	$-	$384.3
Telehandlers	316.0	-	316.0	237.8	-	237.8
Other	204.8	-	204.8	223.1	0.7	223.8
Total Access Equipment	1,037.9	-	1,037.9	845.2	0.7	845.9

Defense	518.5	0.2	518.7	649.9	0.3	650.2

Fire & Emergency	246.5	0.7	247.2	334.7	3.0	337.7

Commercial
Refuse collection	122.7	-	122.7	121.8	-	121.8
Concrete mixers	112.5	-	112.5	86.4	-	86.4
Other	28.6	0.7	29.3	25.0	0.6	25.6
Total Commercial	263.8	0.7	264.5	233.2	0.6	233.8
Corporate and intersegment eliminations	-	(1.6)	(1.6)	-	(4.6)	(4.6)
	$2,066.7	$-	$2,066.7	$2,063.0	$-	$2,063.0

	Nine Months Ended September 30,
	2022			2021
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$1,408.3	$-	$1,408.3	$1,193.4	$-	$1,193.4
Telehandlers	855.5	-	855.5	646.5	-	646.5
Other	634.1	0.2	634.3	665.0	3.5	668.5
Total Access Equipment	2,897.9	0.2	2,898.1	2,504.9	3.5	2,508.4

Defense	1,592.6	1.0	1,593.6	1,974.1	1.2	1,975.3

Fire & Emergency	808.7	2.9	811.6	941.8	10.9	952.7

Commercial
Refuse collection	395.4	-	395.4	363.6	-	363.6
Concrete mixers	302.2	-	302.2	297.1	-	297.1
Other	81.6	2.0	83.6	78.7	2.5	81.2
Total Commercial	779.2	2.0	781.2	739.4	2.5	741.9
Corporate and intersegment eliminations	-	(6.1)	(6.1)	0.6	(18.1)	(17.5)
	$6,078.4	$-	$6,078.4	$6,160.8	$-	$6,160.8

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Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating income:
Access Equipment	$113.2	$30.7	$190.1	$224.2
Defense	2.3	49.7	23.8	145.0
Fire & Emergency	19.2	47.2	64.4	139.1
Commercial	9.4	10.7	38.8	59.1
Corporate and intersegment eliminations	(36.8)	(34.1)	(111.1)	(118.6)
	$107.3	$104.2	$206.0	$448.8

	September 30,
	2022	2021
Period-end backlog:
Access Equipment	$3,887.5	$2,757.7
Defense	5,997.2	3,355.4
Fire & Emergency	2,528.5	1,394.2
Commercial	577.7	569.4
	$12,990.9	$8,076.7

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Access Equipment segment operating income (GAAP)	$113.2	$30.7	$190.1	$224.2
Foreign entity liquidation	4.6	-	4.6	-
Restructuring-related costs	-	-	-	3.5
Adjusted Access Equipment segment operating income (non-GAAP)	$117.8	$30.7	$194.7	$227.7

Defense segment operating income (GAAP)	$2.3	$49.7	$23.8	$145.0
Acquisition costs	-	-	-	0.3
Adjusted Defense segment operating income (non-GAAP)	$2.3	$49.7	$23.8	$145.3

Commercial segment operating income (GAAP)	$9.4	$10.7	$38.8	$59.1
Intangible asset impairment charge	2.1	-	2.1	-
Adjusted Commercial segment operating income (non-GAAP)	$11.5	$10.7	$40.9	$59.1

Consolidated operating income (GAAP)	$107.3	$104.2	$206.0	$448.8
Foreign entity liquidation	4.6	-	4.6	-
Restructuring-related costs	-	-	-	3.5
Acquisition costs	-	-	-	0.3
Intangible asset impairment charge	2.1	-	2.1	-
Adjusted consolidated operating income (non-GAAP)	$114.0	$104.2	$212.7	$452.6

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Oshkosh Corporation Reports Results for Fiscal 2022 Third Quarter

October 27, 2022

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Provision for income taxes (GAAP)	$29.9	$0.7	$63.8	$12.0
Income tax provision for restructuring-related costs	-	-	-	(0.4)
Income tax benefit of acquisition costs	-	-	-	0.1
Benefit from tax loss carryback to prior years	-	5.4	-	75.3
Revaluation of net deferred tax liabilities	-	11.7	-	11.7
Anti-hybrid tax on prior period income	-	-	(18.1)	-
Adjusted provision for income taxes (non-GAAP)	$29.9	$17.8	$45.7	$98.7

Net income (GAAP)	$59.3	$89.7	$84.1	$403.2
Foreign entity liquidation, net of tax	4.6	-	4.6	-
Restructuring-related costs, net of tax	-	-	-	3.9
Acquisition costs, net of tax	-	-	-	0.2
Intangible asset impairment charge, net of tax	2.1	-	2.1	-
Benefit from tax loss carryback to prior years	-	(5.4)	-	(75.3)
Revaluation of net deferred tax liabilities	-	(11.7)	-	(11.7)
Anti-hybrid tax on prior period income	-	-	18.1	-
Adjusted net income (non-GAAP)	$66.0	$72.6	$108.9	$320.3

Earnings per share-diluted (GAAP)	$0.90	$1.30	$1.27	$5.82
Foreign entity liquidation, net of tax	0.07	-	0.07	-
Restructuring-related costs, net of tax	-	-	-	0.06
Intangible asset impairment charge, net of tax	0.03	-	0.03	-
Benefit from tax loss carryback to prior years	-	(0.08)	-	(1.09)
Revaluation of net deferred tax liabilities	-	(0.17)	-	(0.17)
Anti-hybrid tax on prior period income	-	-	0.27	-
Adjusted earnings per share-diluted (non-GAAP)	$1.00	$1.05	$1.64	$4.62

Fiscal 2022 Expectations
Earnings per share-diluted (GAAP)	$3.15
Foreign entity liquidation, net of tax	0.07
Intangible asset impairment charge, net of tax	0.03
Charge for anti-hybrid tax on prior period income	0.25
Adjusted earnings per share-diluted (non-GAAP)	$3.50

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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